MORTGAGE NOTE
                           $  487,500.00

                           January 28, 1998



FOR VALUE RECEIVED, and intending to be legally bound hereby, WATERSOFT, INC. (the "Maker") promises to pay to the order of SEVEN FIELDS DEVELOPMENT COMPANY (the "Holder") the principal sum of Four Hundred eighty-seven thousand dollars($487,500.00), with interest, as set forth below payable as follows:

a. Commencing on the date of this Mortgage Note, Maker, promptly upon receipt of the proceeds of the sale of a Unit (as defined in the Purchase Money Mortgage, which is hereinafter described), shall pay to Holder an amount equal to Seven Thousand Five Hundred Dollars($7,500.00), plus interest accrued on such Seven Thousand Five Hundred Dollars ($7,500.00), calculated from the date of this Mortgage Note until the date of payment, at the rate of seven and one-half (7-1/2%) percent per annum.

 b. On July 28, 2000, a principal amount equal to Two Hundred Fifty-Five Thousand Dollars ($255,000.00), plus interest at the rate of seven and one-half (7-1/2%) percent per annum from the date of Closing, shall become due and payable. Maker shall receive credit against the principal amount then due for all principal payments previously made pursuant to paragraph a. above and interest shall be computed on the balance remaining after such credit is applied.

c. On July 28, 200l, an additional principal amount equal to One Hundred Twenty-Seven Thousand Five Hundred Dollars ($127,500.00), plus interest at the rate of seven and one-half (7 1/2%) percent per annum from the date of Closing, shall become due and payable. Maker shall receive credit against the principal amount then due for all principal payments previously made pursuant to paragraph a. above which shall have not been previously credited to Maker pursuant to paragraph b. hereof. Interest shall be computed on the balance remaining after such credit is applied.

d. On July 28 , 2002, the remaining principal balance shall become due and payable, plus interest at the rate of seven and one-half (7-1/2%) percent per annum from the date of Closing. Maker shall receive credit against the remaining principal balance for all principal payments previously made pursuant to paragraph a. above which shall have not been previously credited to Maker pursuant to paragraphs b. and c. above. Interest shall be computed on the balance remaining after such credit is applied.

Maker shall have the right to prepay this Mortgage Note in full, or in part, without premium or penalty.

All payments of principal and interest shall be made in immediately available funds, in lawful money of the United States of America, at 2200 Garden Drive, Suite 200 Mars. PA 16046, or at such other place as Holder may direct.

Whenever any payment to be made hereunder shall be stated to be due or become due on a Saturday, Sunday or public holiday (any other day being a "Business Day"), such payment shall be made on the next succeeding Business Day.

This Mortgage Note is the Mortgage Note referred to in, and is secured by and entitled to the benefits of, the Purchase Money Mortgage executed and delivered by Maker to Holder and dated of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Mortgage"), including, but not limited to, the Events of Default set forth in paragraph
12 of the Mortgage and the Remedies set forth in paragraph 13 of the Mortgage, which are specifically incorporated herein as though set forth herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Mortgage.

MAKERS HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS ANY
ATTORNEY OR THE PROTHONOTARY OR CLERK OF ANY COURT IN THE COMMONWEALTH OF PENNSYLVANIA, OR ELSEWHERE, TO APPEAR AT ANY TIME FOR MAKER AFTER A DEFAULT UNDER THIS MORTGAGE NOTE, AND WITH OR WITHOUT COMPLAINT FILED, AS OF ANY TERM, CONFESS OR ENTER JUDGMENT AGAINST MAKER FOR THE ENTIRE PRINCIPAL BALANCE OF THIS MORTGAGE NOTE, ALL ACCRUED INTEREST, LATE CHARGES AND ANY AND ALL AMOUNTS EXPENDED OR ADVANCED BY HOLDER RELATING TO ANY
COLLATERAL
SECURING THIS MORTGAGE NOTE, TOGETHER WITH INTEREST ON SUCH AMOUNTS, TOGETHER WITH COSTS OF SUIT AND AN ATTORNEYS' COMMISSION OF TEN (10%) PERCENT OF THE UNPAID PRINCIPAL BALANCE AND ACCRUED INTEREST FOR COLLECTION, BUT IN ANY EVENT, NOT LESS THAN FIVE HUNDRED DOLLARS ($5O0.O0) ON WHICH JUDGMENT OR JUDGMENTS ONE OR MORE EXECUTIONS MAY ISSUE IMMEDIATELY; AND FOR SO DOING, THIS NOTE OR A COPY OF THIS NOTE VERIFIED BY AFFIDAVIT SHALL BE SUFFICIENT WARRANT. THE AUTHORITY GRANTED IN THIS NOTE TO CONFESS JUDGMENT AGAINST MAKER SHALL NOT BE EXHAUSTED BY ANY EXERCISE OF THAT AUTHORITY, BUT SHALL CONTINUE FROM TIME TO TIME AND AT ALL TIMES UNTIL PAYMENT IN FULL OF ALL AMOUNTS DUE UNDER THIS NOTE. MAKER HEREBY WAIVES ANY RIGHT MAKER MAY HAVE TO NOTICE OR TO A HEARING IN CONNECTION WITH ANY SUCH CONFESSION OF JUDGMENT, EXCEPT ANY NOTICE AND/OR HEARING REQUIRED UNDER APPLICABLE LAW WITH RESPECT TO EXECUTION OF THE JUDGMENT AND STATES THAT EITHER A REPRESENTATIVE OF HOLDER SPECIFICALLY CALLED THIS CONFESSION OF JUDGMENT PROVISION TO MAKER' S
ATTENTION OR MAKER HAS BEEN REPRESENTED BY INDEPENDENT

LEGAL COUNSEL. THE LIEN ARISING FROM ANY JUDGMENT CONFESSED OR ENTERED PURSUANT TO THE FOREGOING AUTHORITY SHALL NOT EXTEND TO ANY OF MAKER' S RESIDENTIAL REAL PROPERTY AS THAT TERM IS DEFINED IN THE PENNSYLVANIA ACT OF JANUARY 30, 1974 (PA. LAWS 13, NO. 6) REFERRED TO AS THE LOAN INTEREST AND PROTECTION LAW, AS AMENDED, AND THE HOLDER OF ANY JUDGMENT CONFESSED OR ENTERED PURSUANT TO THE FOREGOING AUTHORITY SHALL NOT, IN ENFORCEMENT OF ANY SUCH JUDGMENT, EXECUTE, LEVY OR OTHERWISE PROCEED AGAINST ANY SUCH PROPERTY AND THAT THE HOLDER THEREOF SHALL BE PERMITTED TO EXECUTE, LEVY OR PROCEED AGAINST SUCH RESIDENTIAL REAL PROPERTY FROM AND AFTER THE ENTRY OF A JUDGMENT AS CONTEMPLATED BY SECTION 407 OF SUCH LOAN INTEREST AND PROTECTION LAW AND RULES 2981-2986 OF THE PENNSYLVANIA RULES OF CIVIL PROCEDURE, OR SUCCESSOR OR SIMILAR STATUTES AND RULES. NO LIMITATION OF LIEN OR ANY EXECUTION, LEVY OR OTHER ENFORCEMENT CONTAINED IN THE
IMMEDIATELY PRECEDING SENTENCE SHALL APPLY WITH RESPECT TO ANY JUDGMENT OBTAINED OTHER THAN BY THE FOREGOING AUTHORITY TO CONFESS OR ENTER JUDGMENT.

PRIOR TO SIGNING THIS MORTGAGE NOTE, MAKER READ AND UNDERSTOOD
ALL OF THE PROVISIONS OF THIS MORTGAGE NOTE.  MAKER AGREES TO THE
TERMS OF THIS MORTGAGE NOTE AND ACKNOWLEDGES RECEIPT OF A
COMPLETED COPY OF THIS MORTGAGE NOTE.

In addition to the rights and remedies given it by this Mortgage
Note, Holder shall have all rights and remedies allowed by applicable law.

The obligations of this Mortgage Note shall bind Maker, its successors and assigns and the benefits hereof shall inure to Holder, its successors and assigns.

This Mortgage Note is governed by and will be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, and intending to be legally bound hereby,
Maker has caused this Mortgage Note to be duly executed the day and year first above written.
      ATTEST:                     WATERSOFT, INC., ("Maker")


By: Edward E. Ferree, President